UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                          American United Global, Inc.
                   ------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                   ------------------------------------------
                         (Title of Class of Securities)

                                    030344105
                   ------------------------------------------
                                 (CUSIP Number)

                                 Judy K. Mencher
                           DDJ Capital Management, LLC
                           141 Linden Street, Suite 4
                               Wellesley, MA 02181
                                  781-283-8500
                   ------------------------------------------
                  (Name, address and telephone number of person
               authorized to receive notices and communications)

                                December 18, 1997
                   ------------------------------------------
             (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 030344105    |                         |    Page 2  of 11 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |  DDJ Capital Management, LLC                                     |
|         |  04-3300754                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]|
|         |                       SEE ITEM #5                         (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |  OO                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |  Commonwealth of Massachusetts                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   540,699                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                                                     |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   540,699                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                                                     |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  540,699                                                         |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  4.82%                                                           |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON*                                       |
|         |                                                                  |
|         |  00                                                              |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 030344105    |                         |    Page 3  of 11 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |  The Galileo Fund, L.P.                                          |
|         |  04-3258283                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]|
|         |                       SEE ITEM #5                         (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |  OO                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   513,342                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                                                     |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   513,342                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                                                     |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  513,342                                                         |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  4.57%                                                           |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON*                                       |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 030344105    |                         |    Page 4  of 11 Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |  DDJ Galileo, LLC                                                |
|         |  04-3304422                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]|
|         |                       SEE ITEM #5                         (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |  OO                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |  Commonwealth of Massachusetts                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   513,342                                           |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                                                     |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   513,342                                           |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                                                     |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  513,342                                                         |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  4.57%                                                           |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON*                                       |
|         |                                                                  |
|         |  00                                                              |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 030344105    |                         |    Page 5 of 11 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |  The Copernicus Fund, L.P.                                       |
|         |  04-3193825                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]|
|         |                       SEE ITEM #5                         (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |  OO                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |  Delaware                                                        |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   9,210                                             |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                                                     |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   9,210                                             |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                                                     |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  9,210                                                           |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  .08%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON*                                       |
|         |                                                                  |
|         |  PN                                                              |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 030344105    |                         |    Page 6 of 11 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |  DDJ Copernicus, LLC                                             |
|         |  04-3304417                                                      |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]|
|         |                       SEE ITEM #5                         (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |  OO                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |  Commonwealth of Massachusetts                                   |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   9,210                                             |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                                                     |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   9,210                                             |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                                                     |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  9,210                                                           |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  .08%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON*                                       |
|         |                                                                  |
|         |  00                                                              |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              SCHEDULE 13D
|-----------------------|                         |--------------------------|
|CUSIP No. 030344105    |                         |    Page 7 of 11 Pages    |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |  Kepler Overseas Corp.                                           |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [X]|
|         |                       SEE ITEM #5                         (b) [ ]|
|---------|------------------------------------------------------------------|
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|    4    |  SOURCE OF FUNDS*                                                |
|         |  WC                                                              |
|---------|------------------------------------------------------------------|
|    5    |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED        |
|         |  PURSUANT TO ITEMS 2(d) or 2(e)                              [ ] |
|---------|------------------------------------------------------------------|
|    6    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |  Cayman Islands                                                  |
|----------------|-----|-----------------------------------------------------|
|                |  7  |   SOLE VOTING POWER                                 |
|                |     |   14,997                                            |
|   NUMBER OF    |-----|-----------------------------------------------------|
|     SHARES     |  8  |   SHARED VOTING POWER                               |
|  BENEFICIALLY  |     |                                                     |
| OWNED BY EACH  |-----|-----------------------------------------------------|
|   REPORTING    |  9  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |   14,997                                            |
|      WITH      |-----|-----------------------------------------------------|
|                |  10 |   SHARED DISPOSITIVE POWER                          |
|                |     |                                                     |
|----------------------------------------------------------------------------|
|   11    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |  14,997                                                          |
|---------|------------------------------------------------------------------|
|   12    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                   |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|   13    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              |
|         |                                                                  |
|         |  .13%                                                            |
|---------|------------------------------------------------------------------|
|   14    |  TYPE OF REPORTING PERSON*                                       |
|         |                                                                  |
|         |  CO                                                              |
|----------------------------------------------------------------------------|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13D

-------------------------------------------------------------------------------
CUSIP NO. 030344105                                         Page 8 of 11 Pages
-------------------------------------------------------------------------------

     Item 1. Security and Issuer:

     This Amendment No. 2 to Schedule 13D ("Amendment No. 2") should be read in conjunction with the Schedule 13D (the "Schedule 13D") dated February 5, 1997 and Amendment No. 1 dated December 9, 1997 each as filed with the Securities and Exchange Commission by DDJ Capital Management, LLC, a Massachusetts limited liability company, and certain affiliates. This Amendment No. 2 amends the
Schedule 13D and Amendment No. 1 only with respect to those items listed below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto on the Schedule 13D or Amendment No. 1.

     This filing of this Amendment No. 2 is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

     This Amendment No. 2 relates to shares of the common stock , par value of $0.01 per share, (the "Shares") of American United Global, Inc. (the "Company"). The principal executive offices of the Company are located at 25 Highland Blvd., Dix Hills, New York 11746.

     As of December 18, 1997, DDJ and the DDJ Affiliates beneficially own less than 5% of the Shares outstanding and from such date will no longer be required to file on Schedule 13D. This filing speaks as of December 18, 1997 and does not make any statements with respect to any day following such date.

     Item 3. Sources and Amount of Funds or Other Consideration:

     Item 3 is deleted in its entirety and amended as set forth below.

     The Funds and the Advisory Account which own or owned Shares purchased an aggregate of 540,699 Shares (which number assumes exercise of 105,000 warrants to purchase Shares (1)) for cash in the amount of approximately $2,383,941.67 including brokerage commissions. All of the 9,210 Shares owned by The Copernicus Fund, L.P. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; all of 414,642 Shares and the 98,700 Warrants owned by The Galileo Fund, L.P. were purchased for cash; all of the 11,847 Shares and the 3,150 Warrants owned by Kepler Overseas Corp. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; and all of the 3,150 Warrants owned by the Advisory Account were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.

-------------------------
(1) The Warrants have certain antidilution protections.

                                  Schedule 13D

-------------------------------------------------------------------------------
CUSIP NO. 030344105                                         Page 9 of 11 Pages
-------------------------------------------------------------------------------


     During the period from December 10, 1997 to the date hereof, the Funds and/or Advisory Account have sold 97,500 Shares. The attached Schedule B sets forth Shares sold by the Funds and/or the Advisory Account since December 10, 1997.

     Item 5. Interest in Securities of Issuer:

     Item 5 (a) is deleted and is amended as set forth below.

     (a) The Copernicus Fund, L.P. owns, and DDJ Copernicus, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Copernicus Fund, L.P. 9,210 Shares, or approximately .08% of the outstanding Shares of the Company. The Galileo Fund, L.P. owns, and DDJ Galileo, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Galileo Fund, L.P. 513,342 Shares (assuming the exercise of 98,700 Warrants), or approximately 4.57% of the outstanding Shares of the Company. Kepler Overseas Corp. owns, and DDJ, as investment manager for Kepler Overseas Corp. beneficially owns 14,997 Shares (assuming the exercise of 3,150 Warrants) or approximately .13% of the Company. DDJ, as investment manager to the Funds and the Advisory Account, may be deemed to beneficially own 540,699 Shares (assuming the conversion of 105,000 Warrants), or approximately 4.82% of the outstanding Shares of the Company. Neither DDJ nor any of the DDJ Affiliates and, to the best knowledge of DDJ and the DDJ Affiliates, none of the persons named in Schedule A, beneficially own any other Shares.


                                   Signature:
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DDJ CAPITAL MANAGEMENT, LLC


By:  /s/ Judy K. Mencher
     ---------------------------
     Member

                                  Schedule 13D

-------------------------------------------------------------------------------
CUSIP NO. 030344105                                        Page 10 of 11 Pages
-------------------------------------------------------------------------------


                                   SCHEDULE A
                                   ----------

     The name and present principal occupation or employment of each executive officer and member of DDJ Capital Management, LLC and each director of the DDJ Affiliates are set forth below. The business address of each person and the address of the corporation or organization in which such employment is conducted is 141 Linden Street, Suite 4, Wellesley, MA 02181, except that the principal address of DDJ Overseas Corporation, Kepler Overseas Corp., Mr. Austin and Mr. Hunter is c/o Goldman Sachs (Cayman), Harbour Centre, George Town, Post Office Box 896, Grand Cayman Islands. Mr. Harmetz, Mr. Breazzano and Ms. Mencher are U.
S. citizens. Mr. Austin and Mr. Hunter are Cayman Islands citizens.


NAME                           PRINCIPAL OCCUPATION OR EMPLOYMENT
----                           ----------------------------------

Daniel G. Harmetz              Principal of DDJ Capital Management, LLC,
                               DDJ Galileo, LLC and DDJ Copernicus, LLC

David J. Breazzano             Principal of DDJ Capital Management, LLC,
                               DDJ Galileo, LLC and DDJ Copernicus, LLC

Judy K. Mencher                Principal of DDJ Capital  Management, LLC,
                               DDJ Galileo, LLC, DDJ Copernicus, LLC,
                               Vice President of DDJ Overseas Corporation and
                               Director of Kepler Overseas Corp.

Michael Austin                 Director of DDJ Overseas Corporation, Director
                               of Kepler Overseas Corp.; Corporate Director

Dennis Hunter                  Director of Kepler Overseas Corporation;
                               Managing Director of Queensgate Bank

                                  Schedule 13D

-------------------------------------------------------------------------------
CUSIP NO. 030344105                                         Page 11 of 11 Pages
-------------------------------------------------------------------------------

                                   SCHEDULE B
                                   ----------

AMERICAN UNITED GLOBAL, INC.

     Set forth below is an itemization of all purchases and sales of Shares of Common Stock since December 10, 1997. The transactions were made for cash in open market transactions.

                      TYPE:
                     PURCHASE                                   AGGREGATE
       DATE          OR SALE                SHARES                PRICE
       ----          -------                ------                -----
     12/10/97          SALE                (10,000)           ($21,562.28)
     12/12/97          SALE                 (5,000)            ($9,843.66)
     12/15/97          SALE                (30,000)           ($58,435.03)
     12/16/97          SALE                (12,500)           ($24,373.92)
     12/17/97          SALE                (30,000)           ($58,435.05)
     12/18/97          SALE                (10,000)           ($19,687.33)